Registration No. 333-264388

Filed Pursuant to Rule 433

Dated August 23, 2024

NEW ISSUE: Bank of Montreal’s Digital Return Barrier Notes Linked to the Least Performing of Two Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) Issue: ELN - 2974 CUSIP: 06376BJJ8 REFERENCE ASSETS NASDAQ - 100 Index ® (Bloomberg: NDX) S&P 500 ® Index (Bloomberg: SPX) Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | August 23, 2024 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he preliminary pricing supplement dated August 23, 2024, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Pr osp ectus dated May 26, 2022. DATES Offering Period Closes: August 30, 2024 Pricing Date: On or about August 30, 2024 Settlement Date: On or about September 05, 2024 Valuation Date: On or about September 02, 2026 Maturity Date: On or about September 08, 2026 Term: Approximately 2 years TERMS Digital Return: 8.40% Least Performing Reference Asset: The Reference Asset with the lowest Percentage Change. Initial Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Pricing Date. Barrier Level: With respect to each Reference Asset, 70% of the Initial Level Final Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Valuation Date. Payment at Maturity: If the Percentage Change of the Least Performing Reference Asset is greater than or equal to the Digital Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Percentage Change of the Least Performing Reference Asset) If the Percentage Change of the Least Performing Reference Asset is less than its Digital Return and the Final Level of the Least Performing Reference Asset is greater than or equal to its Barrier Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Digital Return) If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Percentage Change of the Least Performing Reference Asset) In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level. You may lose all of the principal amount of your notes. Percentage Change: With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level – Initial Level) / Initial Level INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for a digital return, while offering limited downside protecti on against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a bullish view of the Reference Asset ov er the term of the notes. The performance of the notes may not be consistent with the investment objective.

2 Principal at Risk: Investors in these notes could lose their entire investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Barrier Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose all of the principal amount of your notes. If the Final Level of each Reference Asset is less than its Barrier Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. • Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as a hypothetical direct investment in the Reference Assets or a security directly linked to the Reference Assets. You will not have any shareholder rights and will have no right to receive any securities included in any Reference Asset at maturity. • We have no affiliation with the sponsor of any Reference Asset, and will not be responsible for their actions. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • Changes that affect each Reference Asset will affect the market value of the notes and the amount you will receive at maturity. Adjustments to a Reference Asset could adversely affect the notes. The sponsor of a Reference Asset may make adjustments, discontinue or suspend calculations or publication of that Reference Asset, or discontinue of suspend maintenance of that Reference Asset at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to risks associated with foreign securities markets.

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Digital Return of 8.40%, a hypothetical Barrier Level of 70.00 (70.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. You may lose a significant portion of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level of the Least Performing Reference Asset Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level Hypothetical Payment at Maturity Hypothetical Return on the Notes 200.00 200.00% $1,000.00 100.00% 180.00 180.00% $1,800.00 80.00% 140.00 140.00% $1,400.00 40.00% 120.00 120.00% $1,200.00 20.00% 108.40 108.40% $1,084.00 8.40% 105.00 105.00% $1,084.00 8.40% 100.00 100.00% $1,084.00 8.40% 90.00 90.00% $1,084.00 8.40% 80.00 80.00% $1,084.00 8.40% 70.00 70.00% $1,084.00 8.40% 69.99 69.99% $699.90 -30.01% 60.00 60.00% $600.00 -40.00% 40.00 40.00% $400.00 -60.00% 20.00 20.00% $200.00 -80.00% 0.00 0.00% $0.00 -100.00%

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated August 23, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated August 23, 2024: https://www.sec.gov/Archives/edgar/data/927971/000121465924015195/o823242fwp.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4